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Brean Murray & Co., Inc.
570 Lexington Avenue
New York, NY 10022-6822
212/702-6500
www.bmur.com

May 2, 2005

STRICTLY PRIVATE
AND CONFIDENTIAL

Mr. Gary De Laurentiis
President
Itec Environmental Group
5300 Claus Road
P.O. Box 760
Riverbank, CA 95367

Dear Gary:

This is to acknowledge and confirm the terms of our corporate finance representation agreement (the "Agreement") as follows:

1. Itec Environmental Group, Inc. (the "Company") hereby engages Brean Murray & Co., Inc. ("BMCI"), and BMCI hereby agrees to render services to the Company, as its exclusive corporate finance advisor and investment banker on the terms and for the services specified herein.

   BMCI agrees to provide advice to the Company and evaluate relevant transaction(s) the Company may consider during the term of this Agreement, including but not limited to:

   (i) public or private offerings of debt or equity securities;
   (ii) acquisitions, mergers or the partial or complete sale of the stock or assets of the Company or any of its divisions or subsidiaries, joint ventures, strategic alliances or any other financing transaction(s), and/or
   (iii) the preparation of any fairness opinions required with respect to the Company in connection with any transaction(s) or other matter.

2. The term of this engagement (the "Engagement Period") shall be for a period of twelve (12) months (the "Term") commencing with the execution of this Agreement by the Company (the "Effective Date"). The Engagement Period and Term shall automatically be reset to twenty four (24) months from the Effective Date upon the successful completion of a transaction or transactions.

3. On the Effective Date, the Company agrees to remit to BMCI a non-refundable retainer payment equal to 5.0% of the diluted equity of the company.

4. The Company agrees that should it consummate any transaction(s) pursuant to this Agreement from the Effective Date through a period lasting until one (1) year from cancellation of the Agreement or expiration of the Term with: a) a party or parties with whom BMCI has been in contact on behalf of the Company or has been introduced to the Company through the efforts of BMCI, directly or indirectly, or b) a party or parties obtained by the Company before or during the term of the Agreement, in addition to the compensation set forth in paragraph 3, the Company shall pay to BMCI, or cause BMCI to be paid, at the closing of such transaction(s), a cash fee equal to the following:

In the event of a public offering of equity securities ("Public Equity") the fee will be 8% of the gross proceeds raised. In the event of a public offering of debt securities, the fee will be an amount to be negotiated but no less than what is customary in the industry for a transaction of that type. In the event of a private offering of debt or equity securities, the fee will be follows: 2% of the gross proceeds raised from the sale or placement of senior debt ("Senior Debt"), 4% of the gross proceeds raised and/or commitments provided from the sale or placement of non-convertible subordinated debt ("Subordinated Debt") and 8% of the gross proceeds raised and/or commitments provided from the sale or placement of private equity or securities convertible into equity ("Equity Securities"). In the event of the sale of Equity Securities in which an investor has committed to purchase a dollar amount of common stock over a finite period of time (an "Equity Line Transaction"), the fee will be 3% of the total commitment (the "Commitment Fee") and 5% of the gross proceeds of each cash drawdown (the "Drawdown Fee").

In the event of the acquisition of another company or business by the Company, or a merger or the partial or complete sale of the stock or assets of the Company or any of its divisions or subsidiaries ("Sale or Merger Transaction"), the fee will be 3% of the consideration received or paid. BMCI will also be entitled to complete any fairness opinion(s) or valuation(s) required in conjunction with a Sale or Merger Transaction for an additional fee of $150,000. For the purposes of this Agreement, "consideration" shall mean any and all cash, securities, notes, consulting agreements, agreements not to compete, the total value of liabilities assumed, contingent payments, payments made in installments and all other forms of payment, compensation and purchase or sale consideration.

5. In addition to the foregoing, in the event the Company consummates a transaction(s) in which debt or equity capital is raised, BMCI will receive a warrant (the "Agent's Warrant") allowing it to purchase, at its option, such number of shares or principal amount of the security with terms and pricing identical to each and every type of security or securities purchased by and/or issued or granted to an investor(s) in such a transaction(s), in an amount equal in value to 5% (with respect to Senior or Subordinated Debt), and 10% (with respect to Public Equity, Equity Securities or an Equity Line Transaction) of the gross proceeds received by the Company. The Agent's Warrant will be exercisable at any time before the fifth anniversary of the closing of a transaction(s). The Agent's Warrant shall, among other things: (i) be transferable to directors, officers and employees of BMCI, (ii) permit exercise on a cashless basis and shall not be callable, (iii) grant BMCI one demand registration and

unlimited piggyback registration rights (with all related costs to be the responsibility of the Company), and (iv) contain such other terms as are customarily included in warrants of this type.

6. Transaction fees described herein are payable in full, without discount or reduction, in cash on closing of any transaction(s), except fees related to contingent payments which shall be payable when and at any time such payments are remitted. In an Equity Line Transaction, the Commitment Fee is payable at the time of closing of such transaction and the Drawdown Fee is payable at the time of each drawdown. Fees not paid when due will accrue interest, to the extent permitted by applicable law, at rate of 12% per year. The Company will be responsible for all legal fees incurred by BMCI in collecting such fees.

The Agent's Warrant will be forwarded by the Company for receipt by BMCI within ten (10) business days of the closing of any transaction(s).

7. The Company will reimburse BMCI for reasonable out-of-pocket expenses incurred in connection with its representation and services hereunder, including legal expenses, up to $75,000. Reimbursement for out-of-pocket expenses shall be paid by the Company within ten days of receipt of invoice from BMCI. The Company's obligation to BMCI for reimbursement of out-of-pocket expenses will survive any cancellation of this Agreement.

8. The benefits of this Agreement shall inure to the parties hereto and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, the Company shall not assign to an unaffiliated third party any of its rights or obligations hereunder without the express written consent of BMCI.

9. Any dispute between the parties to this Agreement shall be settled by arbitration before the facilities of the New York Stock Exchange, Inc. or the National Association of Securities Dealers, Inc. in the City of New York and will be conducted pursuant to applicable federal laws, the laws of the State of New York, without regard to conflicts of laws, and the rules of the selected arbitral facility. The parties understand that the award of the arbitrators, or of a majority of them, will be final and that a judgement upon any award rendered may be entered in any court having jurisdiction.

10. All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, if to BMCI, to 570 Lexington Avenue, New York, New York 10022, Attention: Mr. William J. McCluskey; and if to the Company, to 5300 Claus Road, P.O. Box 760, Riverbank, CA 95367, Attention: Mr. Gary De Laurentiis (with a copy, which shall not constitute notice) to The Otto Law Group, PLLC, Attn: David M. Otto, 900 Fourth Avenue, Suite 3140, Seattle, WA 98164.

11. The Company represents and warrants to BMCI that Mr. Gary De Laurentiis is the President of the Company and is authorized on behalf of the Company to execute the Agreement and to consummate the potential transaction(s) described herein, and the execution of this Agreement will not conflict with

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or breach the certificate or articles of incorporation or by-laws of the Company or any agreement to which the Company is a party.

12. Indemnification is incorporated by reference to Addendum I.

13. The Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Agreement cannot be modified, or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.

Please confirm that the foregoing is in accordance with your understanding by signing and returning this letter to BMCI and keeping a duplicate for your files. This Agreement shall be effective after your acceptance below and its receipt by BMCI at its address set forth on this letter.

Very truly yours,

Brean Murray & Co., Inc.

William J. McCluskey
President and Chief Executive Officer

Agreed and accepted on the 9 day of May, 2005.

Itec Environmental Group, Inc.

By: Mr. Gary De Laurentiis
President

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Addendum 1- Indemnification

The Company shall:

a. Indemnify BMCI, its parents, affiliates and/or subsidiaries and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") and hold them harmless against any losses, claims, damages, expenses or liabilities to which the Indemnified Parties may become subject arising in any manner out of or in connection with the rendering of services by BMCI hereunder unless it is finally judicially determined, without any further right to appeal, that such losses, claims, damages, expenses or liabilities resulted primarily from the gross negligence, bad faith or willful misconduct of BMCI; and

b. Reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating, preparing to defend or defending lawsuits, claims or other proceedings arising in any manner out of or in connection with the rendering of services by BMCI hereunder; provided, however, that in the event a final judicial determination is made to the effect specified in subparagraph (a) above, the Indemnified Parties will remit to the Company any amount reimbursed under this paragraph (b).

The Company agrees that the indemnification and reimbursement commitments set forth in this paragraph shall apply whether or not the Indemnified Parties are a formal party of any such lawsuits, claims or other proceedings, that the Indemnified Parties are entitled to retain separate counsel of their choice in connection with any of the matters to which such commitments relate and that such commitments shall extend upon the terms set forth in this paragraph to any Indemnified Party.

Further, the Company and BMCI agree that if any indemnification or reimbursement sought by BMCI of the Company is finally judicially determined to be unavailable then, whether or not BMCI is entitled to indemnification or reimbursement, the Company and BMCI shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and BMCI on the other, in connection with the transaction(s) to which such indemnification or reimbursement related, and other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Indemnified Parties exceed the amount of the fee actually received by BMCI hereunder. The provisions hereof shall survive any termination of this Agreement.